EXHIBIT B


                      Central and South West Services, Inc.
               (Subsidiary of Central and South West Corporation)



Name                                              Position

Richard H. Bremer                           President, Energy Services

Stephen B. Jones                            Director, Issues management
                                            Coordinate regulatory policy matters

Robert L. Zemanek                           President, Energy Delivery